NEWS RELEASE

ViewCast Contact: Laurie Latham Chief Financial Officer (972) 488-7200	Investor Contact: Dan Matsui Allen & Caron (949) 474-4300

ViewCast Corporation Reports 2008 Third-Quarter Financial Results

Continuing Year-Over-Year Revenue Growth, Net Income, Positive EBITDA

PLANO, Texas—November 14, 2008—ViewCast Corporation (OTC Bulletin Board: VCST), a developer of industry-leading hardware and software for the transformation and delivery of professional quality video over IP and mobile networks, today reported financial results for the third quarter ended September 30, 2008, including continued revenue growth, net income for the fourth consecutive quarter, and positive EBITDA for the eighth consecutive quarter.

Revenues for the quarter rose 16 percent to $4.74 million, from $4.09 million in third-quarter 2007, due primarily to higher sales of Niagara encoders and continuing year-over-year growth in recurring maintenance and other fees. Gross profit for the quarter increased more than 40 percent to $3.26 million, or 69 percent of revenue, from $2.30 million, or 56 percent of revenue, in third-quarter 2007, due to continuing pricing strength, product mix, and ongoing benefits of supply-chain cost reductions implemented in 2007.

President and Chief Executive Dave Stoner commented: “Sales remained strong especially within the United States, where we have experienced a year-to-date increase of more than 25 percent compared to last year. And despite the outlook for the U.S. and global economies, we are seeing that demand for enabling hardware and software is still strong and being driven by the general migration toward streaming over Internet and mobile networks. We feel that this trend, along with our ongoing focus on marketing and sales activity, will allow us to continue producing top and bottom-line growth.”

Stoner said that the Company’s new-product strategy is also helping to drive higher sales, as the video streaming market continues moving toward high definition, more powerful and reliable performance, and greater ease of use. At the same time, broadcasters and other content owners are becoming more interested in the business aspect of using the Internet as an adjunct or alternate content-distribution channel. As a result, ViewCast’s new Osprey high-definition products and Niagara professional-grade encoders are attracting new customers and contributing incremental sales to the Company’s base of core customers and revenues, which are also growing.

Operating expenses for the quarter were higher at $2.96 million, compared to $2.38 million in third-quarter 2007, and reflect planned higher levels of marketing and sales activity, and customer service, to support growth. Research and development expenses also rose and reflect higher product development headcount and costs associated with product introductions.

Operating results for third quarter improved, as the Company generated operating income of $299,700, compared to operating losses of $78,400 in third-quarter 2007.

Net income for the quarter was $255,300, compared to a net loss of $157,500 in third-quarter 2007.

Earnings before interest, taxes, depreciation and amortization (EBITDA) for the quarter improved to $423,000, or nine percent of revenue, compared to $26,600, or one percent of revenue, in third-quarter 2007. EBITDA is a non-GAAP measure that ViewCast management believes can be helpful in assessing the Company’s overall performance and considers an indicator of operating efficiency and earnings quality. EBITDA should be viewed in conjunction with the Company’s reported financial results and other financial information prepared in accordance with GAAP.

Revenue for nine months rose 14 percent to $13.1 million from $11.5 million for nine-months 2007. Gross profit rose 35 percent to $8.96 million, or 69 percent of revenue, from $6.64 million, or 58 percent of revenue, for nine-months 2007.

Operating expenses for nine months increased to $8.27 million from $6.63 million for the same period in 2007. Operating income for nine months was $695,300, compared to operating income of $9,600 for nine-months 2007.

Net income for nine months was $572,800, including other expense of $111,100, compared to net income of $56,000, including other income of $46,400, for nine-months 2007.

EBITDA for nine months improved to $1.05 million, or eight percent of revenue, from $273,800, or two percent of revenue, for nine-months 2007.

Chief Financial Officer Laurie Latham remarked: “Our plan to increase marketing, sales and service is starting to produce the results we anticipated in terms of higher revenue, and market response to new products released this year indicates that increased R&D and new-product introductions are also beginning to yield positive returns. Furthermore, during the first quarter of 2009, we expect to introduce a new product that we believe will fit well into an identified market opportunity. We plan to continue along this path and, with growth projected for 2009, expect operating leverage to contribute to profit growth and even higher cash flow.

“However, despite this outlook for 2009, for fourth quarter this year we will probably be short of the revenue we need to meet full-year guidance,” Latham continued. “While we think fourth-quarter revenue will be more than $5 million, which would represent another quarter of solid growth and be consistent with our quarterly and year-to-year trends, we feel that $6-plus million at this point would be too optimistic. And although we expect double-digit revenue growth in 2009 equal to or greater than our growth in 2008, we would not be surprised if the economy has a negative impact on results.”

Latham added that payments of interest and principal—due to the recently restructured $5 million note and accrued interest—will only nominally affect cash flow with respect to the Company’s working capital being budgeted for 2009. She also said that the restructured note and resulting improved balance sheet, along with cash projections, place the Company in better position to not only support stronger organic growth but also pursue opportunities to add technology, complementary products, and/or market share through acquisition.

Conference Call Information

A conference call with management is scheduled today at 11 a.m. EST to discuss the Company’s financial results and business strategy. The call may be accessed by dialing 800-762-8795 five minutes prior to the scheduled start time and referencing ViewCast. For callers outside the United States, dial 480-629-9041. A live audio webcast of the call will be available at http://www.viewcast.com/irconferencecall. An archive of the webcast will be available at the same web page beginning approximately 30 minutes after the end of the call.

About ViewCast Corporation

ViewCast develops industry-leading hardware and software for the transformation and delivery of professional quality video over IP and mobile networks. ViewCast’s award-winning solutions simplify the complex workflows required for the Web-based streaming of news, sports, music and other video content to computers and mobile devices, empowering broadcasters, businesses and governments to easily and effectively reach and expand their audiences. With more than 300,000 video capture cards deployed globally, ViewCast sets the standard in the streaming media industry. ViewCast Niagara(R) streaming appliances, Osprey(R) video capture cards, and Niagara SCX(R) encoding and management software provide the highly reliable technology required to deliver the multi-platform experiences driving today’s digital media market.

ViewCast (www.viewcast.com) is headquartered in Plano, Texas, USA, with sales and distribution channels located globally.

Safe Harbor Statement

Certain statements in this release are forward-looking within the meaning of the Private Securities Litigation Reform Act of 1995 and reflect the Company's current outlook. Such statements apply to future events and are therefore subject to risks and uncertainties that could cause actual results to differ materially. Important factors that could cause actual results to differ materially from forward-looking statements include, but are not limited to, changes in market and business conditions, demand for the Company’s products and services, technological change, the ability of the Company to develop and market new products, increased competition, the ability of the Company to obtain and enforce its patent and avoid infringing other parties’ patents, and changes in government regulations. All written and verbal forward-looking statements attributable to ViewCast and any person acting on its behalf are expressly qualified in their entirety by the cautionary statements set forth herein. ViewCast does not undertake any obligation to update any forward-looking statement to reflect circumstances or events that occur after the date on which the forward-looking statements are made. For a detailed discussion of these and other cautionary statements and factors that could cause actual results to differ from the Company's forward-looking statements, please refer to the company's reports on Form 10-KSB and 10-QSB on file with the U.S. Securities and Exchange Commission.

ViewCast Contact:	Investor Contact:
Laurie Latham	Dan Matsui
Chief Financial Officer	Allen & Caron
(972) 488-7200	(949) 474-4300

[Financial tables follow]

VIEWCAST CORPORATION
OPERATING HIGHLIGHTS
(Unaudited)
(In thousands - except per share amounts)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2008	2007	2008	2007

Net sales	$4,738	$4,094	$13,060	$11,503

Cost of sales	1,478	1,792	4,095	4,864

Gross profit	3,260	2,302	8,965	6,639

Total operating expenses	2,960	2,380	8,269	6,629

Operating income (loss)	300	(78)	696	10

Total other income (expense)	(40)	(79)	(111)	46

Income tax expense	(5)	-	(12)	-

Net income (loss)	$255	$(157)	$573	$56

Preferred dividends	(205)	(206)	(615)	(613)

Net income (loss) applicable to
common stockholders	$50	$(363)	$(42)	$(557)

Net loss per common share:
Basic	$0.00	$(0.01)	$(0.00)	$(0.02)
Diluted	0.00	(0.01)	(0.00)	(0.02)

Weighted Average number of
common shares outstanding:
Basic	32,108	32,066	32,088	31,591
Diluted	48,036	32,066	32,088	31,591

RECONCILIATION OF NET INCOME TO EBITDA
(Unaudited)
(In thousands)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2008	2007	2008	2007

Net income (loss)	$255	$(157)	$573	$56

Depreciation and amortization	123	105	350	264

Total other and income tax (income) expense	45	79	123	(46)

EBITDA	$423	$27	$1,046	$274

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